Exhibit 99

For Immediate Release	Contact: Katy Mackay
Office 515-222-2359
Cell 515-991-8750

LEADERSHIP CHANGE AT WEST BANCORPORATION
Second Quarter Losses Anticipated

West Des Moines, IA - July 15, 2009 - The Board of Directors of West Bancorporation, Inc. (NASDAQ:WTBA) accepted the resignation of Thomas E. Stanberry at its regularly scheduled meeting on Wednesday, July 15, 2009.   Stanberry served as Chairman, President and Chief Executive Officer of West Bancorporation, Inc and Chairman and CEO of West Bank, and Chairman of the Board of WB Capital Management, Inc.  The resignation is effective immediately.

The Board named Jack Wahlig, former national managing partner with McGladrey & Pullen, as Chairman of the Corporation’s Board of Directors.  Robert Pulver was tapped as Vice-chairman of the Corporation’s Board of Directors.  All appointments are effective immediately.

“Our collective focus is to return to profitability and increase shareholder value.  We are a well-capitalized, independent community bank.  We have a 116-year tradition of serving Iowans and our focus is to remain a trusted financial partner,” stated Wahlig.

“This is a pivotal time in banking,” said Wahlig.  “We appreciate Tom’s contributions to the bank and to the community.”

The Board appointed David R. Milligan as interim Chief Executive Officer of West Bancorporation and interim CEO and chairman of West Bank.  Milligan worked for West Bank for 26 years and served in many leadership capacities.  He retired as CEO and Chairman of West Bank in 2004, and has continued to serve as a member of the board of directors of the bank.

“Dave is an experienced banker with tested leadership skills,” said Wahlig.  “He knows first hand our market, our customers, and our culture.”

The search for a new CEO will begin immediately.  The Board anticipates a new leader in place by the end of the year.

The Board announced a preliminary loss of $5.3 million for the second quarter of 2009 and that no dividend will be paid to common stock shareholders.  This anticipated loss is primarily the result of taking a provision for loan losses of $15 million at West Bank. Net loans charged off during the second quarter totaled $9.4 million.

“The continued stress on the local and national economy has impacted some of our commercial customers,” said Wahlig.  “As a community bank we reflect both the successes and struggles of our community.”

Market volatility and below normal earnings have combined to cause the price of the Company’s common stock to drop below its book value.  The Company has hired a third party valuation firm to assist management in determining whether or not goodwill has been impaired, and if so to what extent.  If it is determined goodwill has been impaired, the loss for the second quarter will be increased.  As of June 30, 2009, the Company had goodwill totaling $25 million.  However, any goodwill impairment is a non-cash charge and would not impact regulatory capital.

While these numbers are preliminary, West Bancorporation remains well capitalized with over $1.5 billion dollars in assets and more than $145 million in capital.

“We have a strong tradition of creating value for our shareholders, customers, employees, and community.  Our team is focused on taking actions to increase profitability,” said Wahlig.

The Company will release its detailed earnings for the second quarter of 2009 and file its second quarter Form 10-Q before the market opens on Thursday, July 30, 2009.